Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-146409, 333-146410, and 333-146475) of Teradata Corporation of our report dated February 18, 2011, with respect to the consolidated financial statements of Aprimo, Inc., included in the Current Report on Form 8-K/A of Teradata Corporation dated April 5, 2011 filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

April 4, 2011